Exhibit 99.1

Chief Financial Officer Chad Cohen to Leave Zillow Group

SEATTLE, July 9, 2015 – Zillow Group (NASDAQ: Z), which houses a portfolio of the largest and most vibrant real estate and home-related brands on mobile and Web, today announced that CFO Chad Cohen will resign effective Aug. 7, 2015 to pursue other business interests.

“Chad has made meaningful contributions to Zillow during his nine years here” said CEO Spencer Rascoff. “In 2006, I hired Chad as our first corporate controller when I was Zillow’s first CFO. During his tenure, Chad has built an excellent team who have implemented tight financial controls and efficient processes that have allowed us to scale through Zillow’s IPO, our rapid growth and our acquisition of Trulia and establishment of Zillow Group. He has left us with a strong foundation and an excellent team to see us through this next phase of our growth. We wish him the best in his future endeavors.”

Zillow Group is conducting a search for a new chief financial officer, and Cohen will remain as chief financial officer through second quarter earnings and the 10-Q filing.

Zillow Group will provide an update on the second quarter earnings call.

Zillow Group

Zillow Group (NASDAQ:Z) houses a portfolio of the largest real estate and home-related brands on the Web and mobile. The company’s brands focus on all stages of the home lifecycle: renting, buying, selling, financing and home improvement. Zillow Group is committed to empowering consumers with unparalleled data, inspiration and knowledge around homes, and connecting them with the right local professionals to help. The Zillow Group portfolio of consumer brands includes real estate and rental marketplaces Zillow®, Trulia ®, StreetEasy® and HotPads®. In addition, Zillow Group works with tens of thousands of real estate agents, lenders and rental professionals, helping maximize business opportunities and connect to millions of consumers. The company operates a number of business brands for real estate, rental and mortgage professionals, including Postlets®, Mortech®, Diverse Solutions®, Market Leader®and Retsly™. The company is headquartered in Seattle.

Zillow, Postlets, Mortech, Diverse Solutions, StreetEasy, and HotPads are registered trademarks of Zillow, Inc. Retsly is a trademark of Zillow, Inc. Trulia is a registered trademark of Trulia, Inc.

CONTACT:

Raymond Jones

Investor Relations

206-470-7137

ir@zillow.com

Katie Curnutte

Public Relations

206-757-2785

press@zillow.com